Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:	Investment Community	Media
	James J. Murren	Alan Feldman
	President, Chief Financial Officer	Senior Vice President
	and Treasurer	Public Affairs
	(702) 693-8877	(702) 891-7147

MGM MIRAGE CALLS ITS
6 7/8% SENIOR COLLATERALIZED NOTES DUE 2008

Las Vegas, Nevada, January 11, 2005 — MGM MIRAGE (NYSE: MGG) today announced that it has called all of its outstanding 6 7/8% Senior Collateralized Notes due February 6, 2008 (“Notes”) for redemption. The Notes are being called for redemption on February 9, 2005 (“Redemption Date”). All $200 million principal amount of the Notes are currently outstanding.

The Notes will be redeemed at an amount equal to the present value of the remaining scheduled interest and principal payments from the Redemption Date through and including maturity (discounted to the Redemption Date on a semi-annual basis at the yield of the Comparable Treasury Issue (as defined in the Indenture) plus 0.15%), plus accrued interest to the Redemption Date.

At current interest rates, the Company expects to record a loss on retirement of the Notes in the 2005 first quarter of approximately $20 million. The Company plans to use its cash on hand and its existing Senior Credit Facility to fund the redemption.

Under the terms of the Company’s existing senior indebtedness, upon redemption of the Notes along with the maturity of the Company’s 6.95% Senior Collateralized Notes due February 1, 2005, the Company may (at its option) request the release of all collateral currently in place related to its senior indebtedness.

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MGM MIRAGE (NYSE: MGG), headquartered in Las Vegas, Nevada, is one of the world’s leading and most respected hotel and gaming companies. The Company owns and operates 11 casino resorts located in Nevada, Mississippi and Michigan, and has investments in three other casino resorts in Nevada, New Jersey and the United Kingdom. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.